UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2022

Cognex Corporation
(Exact name of registrant as specified in charter)

Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 650-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.002 per share	CGNX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

Products of Cognex Corporation (“Cognex”) are manufactured utilizing third-party contractors, whereby the majority of component procurement, system assembly, and initial testing are performed by electronics manufacturing services suppliers. On June 7, 2022, Cognex’s primary contract manufacturer experienced a fire at its plant in Indonesia. At this time, Cognex is not aware of any casualties or injuries associated with the fire. A significant portion of Cognex’s products is presently manufactured by this contract manufacturer and Cognex finished goods, unfinished goods, component inventory, and equipment used to manufacture Cognex’s products are located at this site. A portion of Cognex’s finished goods, unfinished goods and component inventory are stored in the building most affected by the fire and are estimated to be valued at approximately $35 million. In addition, there is approximately $35 million of Cognex-designated components owned by the contract manufacturer located at this site. Cognex is working with this contract manufacturer to assess the damage. Cognex is also working with this contract manufacturer to determine when production may be resumed at this plant or potentially shifted to other plants of this contract manufacturer or other suppliers, as well as developing a plan for sourcing components that may be necessary for production following this incident.

As of the date of this report, it is too early to determine the potential impact of this incident on Cognex’s results of operations and financial condition for the remainder of the fiscal year or the scope of insurance coverage related to this incident. However, Cognex does not currently believe that this incident will have a material impact on Cognex’s results of operations and financial condition for the second quarter of 2022. Cognex expects to provide more information on this matter during its second quarter earnings conference call.

Safe Harbor for Forward-Looking Statements

Certain statements made in this report constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers can identify these forward-looking statements by our use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on current estimates and expectations as to prospective events and circumstances, which may or may not be in Cognex’s control and as to which there can be no firm assurances given.  These forward-looking statements, which include statements regarding the potential impact of the fire at Cognex’s primary contract manufacturer’s plant in Indonesia on Cognex’s future results of operations and financial condition, the scope of insurance coverage, and the ability to resume full production, shift production to other plants and/or source necessary components, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected.  Such risks and uncertainties include, but are not limited to: (1) the reliance on key suppliers to manufacture and deliver Cognex products; (2) the inability to obtain components for Cognex products or increased costs or delays in obtaining such components; (3) the failure to resume full production in a timely manner; (4) delays in the delivery of Cognex products and related revenue recognition; (5) challenges in shifting production to other plants, including as a result of the production and test equipment unique to the manufacture of Cognex products; (6) increased costs of production of Cognex products; (7) the inability to manage disruptions to Cognex’s business and distribution centers; (8) the inability to manufacture high-quality products; (9) the failure to meet delivery schedules resulting in customer dissatisfaction; (10) the timing and scope of insurance coverage; (11) the impact of competitive pressures; (12) unfavorable global economic conditions; and (13) economic, political, and other risks associated with international operations. The foregoing list should not be construed as exhaustive and readers should refer to the detailed discussion of risk factors included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other reports filed with the Securities and Exchange Commission. Cognex cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

Exhibit No.	Description

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNEX CORPORATION

Dated: June 8, 2022	By:/s/ Paul D. Todgham
Paul Todgham
Senior Vice President and Chief Financial Officer